Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
October 28, 2008	Media: Jan Sieving +1 832 513 1111
Investors: Mark Coscio +832 513 1200
CB&I ANNOUNCES THIRD QUARTER 2008 RESULTS
THE WOODLANDS, Texas — October 28, 2008 — CB&I (NYSE: CBI) today reported net income of $8.6 million, or $0.09 per diluted share, for the third quarter 2008, compared with third quarter 2007 net income of $58.7 million, or $0.61 per diluted share. CB&I announced previously that it is taking a pre-tax charge of approximately $86 million, or $0.85 per share, for forecasted cost overruns associated with two major LNG projects in the U.K. Revenue for the quarter was $1.56 billion, a 33% increase over third quarter 2007 revenue of $1.17 billion.
“The additional charge taken this quarter was due to further schedule delays forecasted to meet critical project milestones on the U.K. projects,” said Philip K. Asherman, President and CEO. “However, the remainder of our backlog is performing very well. Excluding the charge for these two projects, our third quarter gross profit and income from operations were approximately 12% and 8.8% of revenue respectively, which highlights the performance of the balance of our projects around the world.”
New awards for the quarter were $703.7 million, bringing CB&I’s total backlog to $6.2 billion as of September 30, 2008. Third quarter awards included a variety of Steel Plate Structure, Energy Process, LNG and Technology contracts.
“We remain confident in our new award prospects in the fourth quarter and into 2009 despite the current global financial crisis,” said Asherman. “Major producers have reaffirmed their commitment to maintaining capital expenditures for meeting future energy demand around the world. Considering the growing base load of our steel plate structure business, the recurring profitability of our technology business, our long-duration construction contracts, and new orders in nuclear, offshore and our core industry segments, we can achieve sustained earnings growth.”
CB&I is adjusting its 2008 revenue guidance to $5.9 billion to $6.1 billion, its full-year earnings guidance to a $0.10 to $0.30 loss per share, and its new awards guidance to $6.5 billion.
Conference Call & Webcast
CB&I will host a webcast, including a slide presentation, on Tuesday, October 28 at 4:00 p.m. Central time (5:00 p.m. Eastern time) to discuss financial and operating results and answer questions from investors. The webcast is available at www.CBI.com Investor Relations/Company Highlights.
About CB&I
CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 18,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information visit www.CBI.com. If you would like to be added to CB&I’s news release email distribution list, click here.
Forward-Looking Statement
Any statements made in this release that are not based on historical fact are forward-looking statements and represent management’s best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the impact of the current, and the potential worsening of, turmoil in worldwide financial markets or current weakness in the credit markets on the Company, its backlog and prospects, or any aspect of its credit facility; the Company’s ability to realize cost savings from its expected performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price or similar contracts whether as the result of improper estimates or otherwise; risks associated with labor productivity; risks associated with percentage-of-completion accounting; the Company’s ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather may affect the Company’s performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company’s customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company’s revenue; lower than expected growth in the Company’s primary end markets, including but not limited to LNG and energy processes; risks inherent in acquisitions and the Company’s ability to obtain financing for proposed acquisitions; the Company’s ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; the weakening, non-competitiveness, unavailability of, or lack of demand for, our intellectual property rights; failure to keep pace with technological changes; failure of our patents or licensed technologies to perform as expected or to remain competitive, current, in demand, profitable or enforceable; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, and the potential effect on the Company’s business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company’s business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company’s obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, Dutch tax treaties with foreign countries, and U.S. tax treaties with non-U.S. countries (including, but not limited to The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under “Risk Factors” as set forth in the Company’s Form 10-K filed with the SEC for the year ended Dec. 31, 2007. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
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Chicago Bridge & Iron Company N.V and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Revenue	$1,563,709	$1,171,752	$4,431,594	$3,040,424

Cost of revenue	1,462,984	1,064,376	4,362,820	2,787,550

Gross profit	100,725	107,376	68,774	252,874
% of Revenue	6.4%	9.2%	1.6%	8.3%
Selling and administrative expenses	54,854	35,313	170,964	103,822
% of Revenue	3.5%	3.0%	3.9%	3.4%
Intangibles amortization	5,894	132	17,679	396
Other operating loss (income), net	105	159	44	(32)
Equity earnings	(11,950)	—	(34,233)	—

Income (loss) from operations	51,822	71,772	(85,680)	148,688
% of Revenue	3.3%	6.1%	-1.9%	4.9%
Interest expense	(5,388)	(985)	(14,529)	(2,980)
Interest income	1,744	8,298	7,177	24,420

Income (loss) before taxes and minority interest	48,178	79,085	(93,032)	170,128

Income tax (expense) benefit	(37,825)	(18,742)	8,588	(44,233)

Income (loss) before minority interest	10,353	60,343	(84,444)	125,895

Minority interest in income	(1,799)	(1,605)	(5,283)	(4,446)

Net income (loss)	$8,554	$58,738	$(89,727)	$121,449

Net income (loss) per share
Basic	$0.09	$0.61	$(0.94)	$1.27
Diluted	$0.09	$0.61	$(0.94)	$1.26

Weighted average shares outstanding
Basic	95,341	95,665	95,754	95,613
Diluted	96,086	96,744	95,754	96,709

Chicago Bridge & Iron Company N.V and Subsidiaries
Segment Information
(in thousands)

	Three Months Ended				Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2008		2007		2008		2007
		% of		% of		% of		% of
NEW AWARDS*		Total		Total		Total		Total
EPC
North America	$272,719	39%	$513,730	72%	$1,601,074	50%	$1,466,655	30%
Europe, Africa & Middle East	160,962	23%	78,286	11%	536,414	17%	837,611	17%
Asia Pacific	65,978	9%	70,413	10%	296,426	9%	134,181	3%
Central & South America	59,103	8%	52,875	7%	306,220	9%	2,412,507	50%
Lummus Technology	144,918	21%	—	0%	476,766	15%	—	0%

Total	$703,680		$715,304		$3,216,900		$4,850,954

		% of		% of		% of		% of
REVENUE		Total		Total		Total		Total
EPC
North America	$567,190	36%	$520,679	44%	$1,641,543	37%	$1,407,209	46%
Europe, Africa & Middle East	449,604	29%	329,871	28%	1,105,458	25%	952,354	31%
Asia Pacific	112,032	7%	122,581	11%	389,849	9%	305,951	10%
Central & South America	324,332	21%	198,621	17%	958,610	22%	374,910	13%
Lummus Technology	110,551	7%	—	0%	336,134	7%	—	0%

Total	$1,563,709		$1,171,752		$4,431,594		$3,040,424

		% of		% of		% of		% of
INCOME (LOSS) FROM OPERATIONS		Revenue		Revenue		Revenue		Revenue
EPC
North America	$42,364	7.5%	$43,374	8.3%	$71,060	4.3%	$91,632	6.5%
Europe, Africa & Middle East **	(58,972)	(13.1%)	(1,340)	(0.4%)	(354,483)	(32.1%)	(726)	(0.1%)
Asia Pacific	7,765	6.9%	12,647	10.3%	33,249	8.5%	27,072	8.8%
Central & South America	33,328	10.3%	17,091	8.6%	81,636	8.5%	30,710	8.2%
Lummus Technology	27,337	24.7%	—	0.0%	82,858	24.7%	—	0.0%

Total	$51,822	3.3%	$71,772	6.1%	$(85,680)	(1.9%)	$148,688	4.9%

*	New awards represents the value of new project commitments received by the Company during a given period.

**	Includes charges to earnings for the three and nine months ended September 30, 2008 of $86M and $424M, respectively, for the U.K. projects.

Chicago Bridge & Iron Company N.V and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007 *
ASSETS

Current assets	$1,301,875	$1,438,871
Equity investments	138,654	117,835
Property and equipment, net	313,658	254,402
Goodwill and other intangibles, net	1,188,169	1,208,138
Other non-current assets	148,237	76,515

Total assets	$3,090,593	$3,095,761

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$2,158,848	$2,013,675
Long-term debt	160,000	160,000
Other non-current liabilities	233,666	195,367

Shareholders’ equity	538,079	726,719

Total liabilities and shareholders’ equity	$3,090,593	$3,095,761

*	Certain prior year balances have been reclassified to conform to current year presentation. Specifically, project balances associated with previously acquired Lummus operations have been reclassified from accounts payable, accrued liabilities and other non-current liabilities to contracts in progress.
Chicago Bridge & Iron Company N.V and Subsidiaries
Condensed Consolidated Statements of Cash Flows and Other Financial Data
(in thousands)

	Nine Months
	Ended September 30,
	2008	2007
CASH FLOWS

Cash flows from operating activities	$94,345	$240,898
Cash flows from investing activities	(80,693)	(224,839)
Cash flows from financing activities	(77,163)	(54,719)

Decrease in cash and cash equivalents	(63,511)	(38,660)
Cash and cash equivalents, beginning of the year	305,877	619,449

Cash and cash equivalents, end of the period	$242,366	$580,789

OTHER FINANCIAL DATA

Depreciation and amortization expense	$58,042	$24,716
Capital expenditures	$82,057	$65,976

Decrease (increase) in receivables, net	$66,867	$(48,434)
Change in contracts in progress, net	45,085	(18,648)
(Increase) decrease in non-current contract retentions	(15)	12,707
Increase in accounts payable	93,019	82,471

Change	$204,956	$28,096

Backlog **	$6,199,040	$6,402,794

**	Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.